                                                                   EXHIBIT 10.13



CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED
PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.









--------------------------------------------------------------------------------







                       PRODUCT PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN

                         FIRSTWORLD COMMUNICATIONS, INC.

                                       AND

                           ACCELERATED NETWORKS, INC.

                                      DATED

                                 AUGUST 1, 1999







--------------------------------------------------------------------------------

[ACCELERATED NETWORKS LOGO]



                       PRODUCT PURCHASE AND SALE AGREEMENT


        This Product Purchase and Sale Agreement ("Agreement"), effective as of August 1, 1999 (the "Effective Date'), is made by and between ACCELERATED NETWORKS, INC., a California corporation with its principal place of business at 301 Science Drive, Moorpark CA 93021 ("Seller") and FIRSTWORLD COMMUNICATIONS, INC., a Delaware corporation with its principal place of business at 7100 East Belleview Avenue, Suite 210, Greenwood Village, Colorado 80211 ("Customer"). Customer and Seller are also referred to collectively as the "Parties". The Parties agree as follows:

        WHEREAS, Seller desires to supply to Customer and Customer desires to purchase from Seller the products described herein, pursuant to the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be lawfully bound agree as follows:

        1. TERM

        The Agreement shall commence on the Effective Date and shall continue in force for an initial period of eighteen (18) months unless earlier terminated as provided for in Section 13 ("Initial Term"). Thereafter this Agreement shall continue on a month-to-month term unless a party provides written notice to the other party 60 days of its termination.

        2. SCOPE

        The terms and conditions of this Agreement shall apply to all transactions occurring during the Term whereby products or Services are provided by Seller to Customer. Customer as used herein shall mean FirstWorld Communications, Inc. or any of its wholly owned subsidiaries.

        Customer understands and agrees that all Products, provided by Seller to Customer pursuant to this Agreement and to the Exhibits listed below shall be for Customer's internal use in the United Sates only.

       Exhibit A    Products
       Exhibit B    FirstWorld Communications National Price List
       Exhibit C    End-User Software License

        3. PURCHASE OF PRODUCTS

        3.1 Annual Purchase

        In consideration for Seller's discounts, allowances, credits, and incentives as set forth in Section 3.2 of this Agreement or any Schedule or Exhibit ("Attachments") to this Agreement; Customer intends to purchase from Seller an aggregate of [***] ("Purchase Objective') for Products purchased during the Initial Term of this Agreement.

        3.2 Discounts

        From the Effective Date up to and through February 1, 2001, Customer shall receive a purchase discount of [***] from the list prices set forth in Exhibit B of all Products purchased by Customer from Seller. In the event Customer has not achieved an aggregate purchase of [***] in Products on or before February 1, 2001, Customer shall not be eligible for any future discounts. Forfeiture of future discounts after February 1, 2001 shall be Seller's sole and exclusive remedy for Customer's failure to meet its Purchase Objective. Failure to attain the Purchase Objective shall not be a default or breach of this Agreement.

        3.3 Pricing

        Prices are exclusive of all taxes, customs duties or similar tariffs and fees, shipping and insurance charges which Seller may be required to pay or collect upon the sale or delivery of the Products or upon collection of the sales price, all of which shall be Customer's responsibility.

        4. ORDERS AND PAYMENT

        4.1 Customer shall submitted purchase orders by fax to the following address:

                      Accelerated Networks, Inc.
                      301 Science Drive
                      Moorpark, California 93021
                      Attn: Sales Administration
                      Fax: (805) 553-9690

        4.2 Cancellation and Rescheduling

        Customer may cancel delivery of Products pursuant to a purchase order without charge upon written notice to Seller not less than one hundred and eighty (180) days prior to the scheduled delivery date. Customer will be responsible for payment of 75% (seventy-five percent) of the amount of any portion of a purchase order that is cancelled less than one hundred and eighty
(180) days prior to the scheduled delivery date. Customer may reschedule, or extend the date of, delivery of Products pursuant to a purchase order without charge upon written notice

---------------------
        *** Confidential Treatment has been requested for certain redacted provisions of this agreement. The redacted provisions are identified by three asterisks, enclosed by brackets and underlined. The confidential portion has been filed separately with the Securities and Exchange Commission.

to Seller not less than sixty (60) days prior to the scheduled delivery date. This reschedule of delivery of Products by Seller can only be done one (1) time per purchase order and the revised delivery date cannot be greater than sixty
(60) days from the originally scheduled date of delivery.

        4.3 Payment

        Payment for Products (including transportation charges and taxes, if applicable) will be due as follows:

               To Accompany Purchase Order                      [***]

               Upon Delivery                                    [***]

               Within thirty (30) days of Seller's invoice      [***]
               date after delivery

        All payments shall be made in U.S. dollars in the United States.

        5. DELIVERY AND ACCEPTANCE

        5.1 Delivery

        Products are delivered FOB Seller's plant or other place of shipment. Shipments will be made to the delivery address specified on Customer's purchase order. In the absence of a specified delivery address, delivery will be made to Customer's facility in Greenwood Village, Colorado, or any other standard location designated by Customer. Shipping arrangements will be mutually agreed upon by the Parties prior to delivery. Seller shall use its commercially reasonable efforts to fill (by full or partial shipment) Customer's purchase orders for Products within sixty (60) days of receiving purchase order. If Seller cannot fill Customer's purchase order, in which said purchase order falls within the range of quarterly forecasts (as set forth in Section 7 herein) within 60 days for reasons other than those as described in Section 17.5 herein, Customer may cancel purchase order without penalty and Seller will apply cancelled purchase order's value toward Purchase Objective.

        5.2 Inspection and Acceptance of Deliveries

        Customer shall have the right to visually inspect all Products ordered pursuant to this Agreement for a period of ten (10) days following delivery. If the delivered Product(s) fails to conform to the applicable purchase order or release, in whole or in part, Customer may reject the delivery and Customer shall promptly return the rejected Product(s) to Seller at Seller's risk and expense. Upon receipt of the rejected Product(s), Seller will promptly ship replacement Product(s) to Customer.

---------------------
        *** Confidential Treatment has been requested for certain redacted provisions of this agreement. The redacted provisions are identified by three asterisks, enclosed by brackets and underlined. The confidential portion has been filed separately with the Securities and Exchange Commission.

        5.3 Pre-shipment Review

        If reasonably requested by Customer, a representative of Customer may participate, to the extent applicable, in Seller's preshipment configuration, prestaging and inspection of Product at Seller's facility.

        6. SOFTWARE LICENSE

        6.1 License Grant

        Seller grants Customer, subject to the terms and conditions set forth in this Agreement, a non-exclusive, non-transferable, non-sublicensable license to
(i) use the software comprising any Product (including software contained in firmware embedded in a Product) ("Software") and (ii) at Customer's option, to distribute the Software as incorporated and/or embedded within a Product to Customer's end-user customers in conjunction with Customer's product and service offerings. All copies of the Software are licensed and not sold. As between the Parties, Seller retains all title to (except as expressly licensed by Seller), and rights (including all intellectual property and proprietary rights anywhere in the world) and interest in the Software. Seller shall use commercially reasonable efforts to deliver Seller's standard End User Software License Agreement ("End User License Agreement") included in the Product package delivered to the end user.

        6.2 License Restrictions

        Customer shall not, nor permit others to, (i) copy, modify or create any derivative work of the Software or include the Software in any other software,
(ii) delete, alter. or obscure any copyright or other notice or proprietary legend appearing in the Software or on any documentation, media, master or package materials for the Software provided by Seller or (iii) reverse assemble, decompile, reverse engineer or otherwise attempt to derive the source code (or the underlying ideas, structure, sequence, organization or algorithms) from the Software (each, a "Misuse"). Customer shall have no liability to Seller or any other party for an end-user's Misuse of the Software, unless Customer has actual knowledge of an end-user's Misuse and fails to promptly take corrective action.

        7. MONTHLY MEETINGS AND QUARTERLY FORECASTS

        Seller and Customer shall each designate at least one representative to serve as a liaison with the other party (each, a "Representative"). The Representatives shall meet, either in person or by telephone, to discuss in good faith matters relating to this Agreement including Product delivery schedules, joint marketing activities, sales training needs, price changes and new Product features and enhancements, and Purchase Objective levels. Customer shall provide seller with quarterly product forecasts. Such forecasts will contain, but are not necessarily limited to, requested products and quantities, projected shipping dates, and shipping locations. Quarterly forecasts shall commence and be in effect beginning with Q3, 1999, and shall continue for the term of this contract. Such meetings shall take place on a monthly basis at a mutually agreed upon location. Each party shall bear its own costs incurred in attending or participating in such meetings.

        8. SELLER'S WARRANTY

        8.1 Product Warranty

        Seller warrants to Customer: (i) For a period of one (1) year from the date of shipment that the hardware Products will be free from material defects in materials and workmanship, (ii) for a period of ninety (90) days from the date of shipment, the Software will perform substantially in accordance with applicable specifications identified in the user manual of the then current release and (iii) services performed by Seller hereunder will be performed in a professional and workmanlike manner and in accordance with current industry standards. Seller's warranty does not extend to any Product that (a) is modified or altered, (b) is not maintained to Seller's maintenance recommendations, (c) is operated in a manner other than that specified by Seller, (d) has its serial number removed or altered or (e) is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment).

        8.2 Remedies

        Products delivered to Customer by Seller hereunder which do not comply with the warranty in Section 8.1 above and are returned to Seller during the applicable warranty period will be repaired or replaced at Seller's option, at no cost to Customer. If Seller cannot, or determines that it is not practical to, repair or replace a returned Product, the price paid by Customer for such Product will be credited and applied to future orders.

        8.3 Disclaimer

        SELLER MAKES NO WARRANTIES (OTHER THAN AS EXPRESSLY PROVIDED IN SECTION
8.1 ABOVE) WITH RESPECT TO THE PRODUCTS, THE SOFTWARE OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. FURTHER, SELLER DOES NOT WARRANT THE USE, OR THE RESULTS OF THE USE, OF THE PRODUCTS OR THAT ANY SOFTWARE WILL BE ERROR-FREE.

        8.4 Year 2000 Compliance Warranty

        Seller represents and warrants (the "Year 2000 Warranty) that (a) all calendar date-related processing by the Products of date data or of any system date will not cause the Products to cease to operate substantially in accordance with their specifications, (b) all data fields for the date data contained in the Products are four-digit fields capable of indicating century and millennium, and (c) that Seller has verified through its testing procedures that no change in the system date (including the change from the year 1999 to the year 2000) will cause the Products to cease to operate substantially in accordance with their specifications. Notwithstanding any provision to the contrary set forth in this Agreement, Seller makes no representation or warranty with respect to the Products operating in conjunction with any computer software, computer firmware, computer hardware, or any combination of the foregoing supplied by third parties.

        9. CUSTOMER'S REPRESENTATIONS AND WARRANTIES

        Customer represents, warrants and covenants that: (i) it shall comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof, (ii) it shall use the then current names used by Seller for the Products, provided that all advertisements, promotional materials, packaging and anything else bearing any trademark of Seller's shall identify Seller as the trademark owner and shall be subject to Seller's prior written approval and (iii) it shall comply with all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of any Product or Proprietary Information of Seller or any direct product thereof in violation of any such restrictions, laws or regulations, or without all required licenses and proper authorizations, any Group D:I or E:2 country (or national of such country) specified in the then current U.S. Export Administration Regulations (or any successor supplement or regulations).

        10. LIMITATION OF LIABILITY

        NEITHER PARTY WELL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO IT (IN THE CASE OF SELLER) OR (IN THE CASE OF CUSTOMER) PAID OR OWED BY IT HEREUNDER DURING THE TWELVE (12) MONTH PERIOD PRIOR TO DATE THE CAUSE OF ACTION AROSE OR (II) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (III) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. THE LIMITATIONS OF THIS SECTION 10 SHALL NOT APPLY TO ANY BREACH OF
SECTION 6.2 OR 13.

        11. INDEMNIFICATION

        Seller hereby agrees to defend, indemnify and hold harmless Customer from and against any third party claims, action, demands, costs or expenses arising from (i) infringement by the Products as and in the form delivered to Customer of any United States patent, trademark, copyright or other intellectual property right of any third party or (ii) the Products' failure to perform in accordance with the Product Warranty set forth in Section 8.1, provided that Customer (a) promptly notifies Seller in writing of any such claim, action or demand, (b) permits Seller to have sole control and authority in the investigation, defense and settlement of such claim, action or demand and (c) provides Seller with reasonable assistance and cooperation in connection with the investigation, defense and settlement thereof and Seller agrees to reimburse Customer for out-of-pocket expenses incurred in providing such cooperation and assistance. Seller shall have no obligation with respect to any settlement that it does not approve in writing. Customer shall permit Seller to replace or modify any affected Product so to avoid infringing, so long as the replacement or modification has substantially the equivalent functionality as set forth in the design specifications, or to procure the right for Customer to continue use of such Products. If neither of such alternatives is reasonably practicable, the infringing Products shall be returned to Seller and Seller's sole liability hereunder, in addition to Seller's obligations to defend, indemnify and hold harmless set forth in this Section 11, shall be to refund amounts paid therefor by Customer. Seller shall have no obligation hereunder for or with respect to claims, actions, or demands alleging infringement that arise by (i) reason of combination of noninfringing, Product with any other product, system or process not supplied by Seller; (ii) Products modified after delivery to Customer without Seller's prior written consent; (iii) Products not supplied by Seller; and (iv) Customer's continued use of infringing Products after being notified of the alleged infringement and after being provided with modifications that would have avoided the alleged infringement. The foregoing states Seller's entire liability with respect to infringement of any intellectual property rights by any Product.

        12. RELATIONSHIP OF PARTIES

        Customer expressly acknowledges that it is an independent contractor in the performance of this Agreement, and is solely liable for all labor and related expenses in connection with this Agreement. Customer will not have, and will not represent that it has, any power, right or authority to bind Seller, or to assume or create any obligation or responsibility, express or implied, on behalf of Seller.

        13. PROPRIETARY INFORMATION

        The Parties acknowledge that in the course of performing their duties under this Agreement, each may obtain confidential and proprietary information of the other ("Proprietary Information"). Such Proprietary Information may include, but is not limited to, trade secrets, know-how, inventions, techniques, processes, programs, schematics, software source code, data, customer lists, financial information, and sales and marketing plans. Each party shall at all times keep in trust and confidence all Proprietary Information of the other party and, during the term of this Agreement and for five (5) years after its termination, shall not use such Proprietary Information other than in the course of performing its duties under this Agreement nor shall it disclose any such Proprietary Information to any third party without the written consent of the other. Upon termination or expiration of this Agreement or upon the request of the disclosing party, each party shall promptly return all manifestations of the other's Proprietary Information in its possession.

        14. TERMINATION

        14.1 Termination for Cause

        This Agreement may be terminated by either party for cause immediately by written notice upon the occurrence of any of the following events: (i) if the other ceases to do business, or otherwise terminates its business operations; provided, however, that the acquisition of all or substantially all of a party's stock, assets or business shall not be grounds for termination of this Agreement; or (ii) if the other breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; provided, however, that a breach of the obligations set forth in Section 6.2 or 13 and shall be grounds for immediate termination of this Agreement by the non-breaching party; or (iii) if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not, dismissed within ninety (90) days).

        14.2 Effect of Termination

        Upon any termination or expiration of this Agreement, all pending purchase orders for release of Products shall be cancelled as of the effective date of termination or expiration, all sums payable to Seller shall be due and payable on the effective date of termination or expiration and all licenses granted to Customer under this Agreement shall immediately terminate, and Customer shall discontinue all use and distribution of the Products. Upon an end-user acquiring a copy of the Software incorporated and/or contained in a Product, the end-user shall be entitled to use that copy of the Software, subject to the terms and conditions of the End-User License Agreement.

        15. PUBLICITY

        The Parties shall announce this Agreement and the establishment of the relationship between Customer and Seller under this Agreement pursuant to a joint press release to be mutually agreed upon prior to issuance. The Parties agree to submit to each other for approval all press releases relating to this Agreement and to not publish any press release which mentions the parties relationship without prior approval of the other party, which approval shall not be unreasonably withheld.

        16. ASSIGNMENT

        This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other which consent shall not be unreasonably withheld, conditioned or delayed, provided that no consent shall be required in connection with an assignment to an entity controlling, controlled by or under common control with such party, or to an entity that succeeds to all, or substantially all, of the party's assets whether by merger, sale or otherwise.

        17. MISCELLANEOUS

        17.1 No Waiver

        A waiver by either party of any provision of this Agreement or breach, in any one instance, shall not be construed as a waiver of any other provision or subsequent breach thereof.

        17.2 Notices

        Notices under this Agreement shall be in writing and delivered by certified or registered mail, return receipt requested, or by nationally recognized overnight courier service next day delivery, or personal deliver, to the addresses as specified in the first paragraph of this Agreement. Such notice shall be effective on the date of receipt or refusal thereof by the receiving party.

        17.3 Governing Law

        This Agreement shall be governed and construed under California law without regard to conflicts of law provisions.

        17.4 Severability

        If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

        17.5 Force Majeure

        A party shall not be liable for non-performance or delay in performance (other than of payment or confidentiality obligations) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts or other labor disputes or shortages or inability to obtain material or equipment, unavailability of supplies, compliance with laws or regulation (including, without limitation, those related to infringement), epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any Act of God, or any law, proclamation, regulation, ordinance or other act or order of any court, government or governmental agency.

        17.6 Entire Agreement; Amendment

        This Agreement, including all Attachments to this Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and all prior or simultaneous proposals, negotiations, representations, conversations, discussions and agreements, whether written or oral, among the parties and all past dealing or industry custom. This Agreement may not be amended except by a writing signed by the Parties.

        17.7 Counterparts

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.



ACCELERATED NETWORKS, INC.               FIRSTWORLD COMMUNICATIONS, INC.



By:      /s/ Suresh Nihalani             By:    /s/ Doug Kramer
         ---------------------------           ---------------------------------

Name:    Suresh Nihalani                 Name:    Doug Kramer
         ---------------------------           ---------------------------------

Title:   President & CEO                 Title:   Chief Technology Officer
         ---------------------------           ---------------------------------

Date:    8/5/99                          Date:    8/4/99
         ---------------------------           ---------------------------------